EXHIBIT 10.8
AMENDED AND RESTATED
OFFICE LEASE AGREEMENT
THIS AMENDED AND RESTATED LEASE AGREEMENT, (“Lease”) is made this 13th day of December, 2005 between Donnell Investments, L.L.C., a Texas limited liability corporation, hereinafter called “Landlord”, and Aerospace Insurance Managers, Inc., hereinafter called “Tenant”, is effective retroactively to September 15, 2005 and is in substitution of, replaces and supersedes for all purposes that certain OFFICE LEASE AGREEMENT between the same parties previously made on September 15, 2005
LEASE OF PREMISES
In consideration of the mutual covenants herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all the terms and conditions hereinafter set forth, those certain premises (hereinafter called the “Premises”) set forth in Items 1 and 2 of the Basic Lease Provisions and shown on the drawings attached hereto and made a part hereof as Exhibit “A”. The office building in which the Premises are located (the “Building”), the structured and surface parking which serve the Building as well as adjacent buildings (the “Parking Facilities”), all improvements and appurtenances to the Building and the land on which the Building, Parking Facilities, improvements and appurtenances are situated, are referred to collectively herein as the “Project”, all as shown on Exhibit “A”. The Project is located within that certain development of Landlord in the Building area more particularly shown in Exhibit “A”, attached hereto (hereinafter called the “Complex”) The land, of which the Project is a part, is more particularly described in Exhibit “A” attached hereto.
BASIC LEASE PROVISIONS
1.	Building Name and Address: 14990 Landmark Boulevard, Addison, Texas 75254

2.	Suite #: 300 Floor: 3rd
a.	Rentable Area: 8,925 square feet.

b.	Usable Area: (See “Exhibit B”)
3.	Total Rentable Area of Building: 17,849 square feet.

Tenant’s Building Expense Percentage: 50.00

(See Article 2)

4.	a.

Basic Rent:	Period	Annual Rental Rate
$13,387.00/month	September 15, 2005 to September 30,2008	$18.00/sq.ft./year
14,503.00/month	October 1, 2008 to September 30, 2010	$19.50/sq.ft./year
b.	Tenant’s Expense Stop: 2005 Base Year Expenses. (See Article 2) are estimated at $8.00

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per square foot. Subsequent Year Expense Increases to be estimated by Landlord at beginning of each calendar year.

c.	Additional Rent, initial monthly installment representing Tenant’s Proportionate Share of Operating Expenses including Electric as defined in Article 2 less $8.00 per square foot.

d.	Initial monthly installment of Basic Rent: $13.387.00, payable to Landlord upon execution of the Lease by Tenant. Effective October 1, 2008, basic and additional rent payable to the Landlord is $14,503 payable in equal monthly installments.

e.	Parking Facilities: spaces to be assigned at the discretion of the Landlord
5.	Primary Term: September 15, 2005 — September 30, 2010

6.	Commencement Date: September 15, 2005

7.	Security Deposit: $10.00, payable to Landlord upon execution of the Lease by Tenant.

8.	Broker(s): N/A

9.	Permitted Use: General Office, in keeping with the first class standards of the Complex.

10.	Space Plan Approval Date: N/A

11.	Addresses for notices due under this Lease:

Landlord: Donnell Investments	Tenant: Aerospace Insurance

Mgrs., Inc.
14990 Landmark Boulevard, Suite 300	14990 Landmark Blvd.,
Suite 300	Dallas, TX 75254
Dallas, TX 75254
Each reference in this Lease to any of the Basic Lease Provisions shall be construed to incorporate all of the terms provided under each such Basic Lease Provision.

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ARTICLE I
TERM AND POSSESSION
SECTION 1.01. COMMENCEMENT AND EXPIRATION. The Primary Term of this Lease shall be the period of time specified in Item 5 of the Basic Lease Provisions. The Term shall commence on the date on which (i) (a) a temporary or final certificate of occupancy for the Premises is or has been issued by the appropriate municipality and (b) Landlord has previously given Notice of Tender under Section 1.02 or (ii) Tenant takes actual possession of part or all of the Premises. The term of this Lease shall expire, without notice to Tenant, on the Expiration Date. If the Lease commences on any day other than the first day of a calendar month, the term of the Lease shall be extended by that part of one month necessary to cause the expiration of the term to be on the last day of a calendar month. The dates of commencement (“Commencement Date”) and expiration (“Expiration Date”), shall be documented by Landlord and Tenant by execution of an “Acceptance of Premises Memorandum” attached hereto as Exhibit “C” and made a part hereof.
SECTION 1.02. CONSTRUCTION OF LEASE SPACE IMPROVEMENTS AND POSSESSION. Landlord will perform or cause to be performed the Tenant Work as specified, subject to events and delays beyond its control (including delays occurring after its Notice of Tender) for which Landlord will not be liable to Tenant in any way. Landlord will tender the Premises to Tenant by providing fifteen (15) days prior written notice of the day on which its work will be substantially completed (the “Notice of Tender”). Upon delivery of possession of the Premises to Tenant, Landlord and Tenant shall execute the above-mentioned Acceptance of Premises Memorandum, which, in addition to memorializing the Commencement Date and Expiration Date, will contain acknowledgments that Tenant has accepted the Premises and their condition, and that the Premises and the Building are satisfactory in all respects except for minor “punch list” items agreed to in writing by Landlord and Tenant, which Landlord will complete as soon as reasonably practicable. If Tenant takes possession of the Premises, Tenant shall be deemed to have accepted the Premises even though the Acceptance of Premises Memorandum may not have been executed and the Commencement Date of this Lease shall be the first day Tenant takes possession.
SECTION 1.03. SURRENDER OF THE PREMISES. Upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately surrender the Premises and all keys to the Premises to Landlord, together with all alterations, improvements and other property as provided elsewhere herein, in good order, condition and repair, except for ordinary wear and tear; provided that at Landlord’s written request, which request shall be delivered to Tenant as provided in Section 6.02C herein, Tenant shall remove at its expense any Tenant Alterations to the Premises, except those alterations resulting from the Tenant Work or any other alterations as approved by Landlord, which have become a part of and otherwise would have remained with the Premises. Tenant shall, at its expense, promptly repair any damage caused by removal of any Tenant Alterations requested by Landlord as aforesaid, and shall restore the Premises to the condition existing prior to the installation of the items removed. If Tenant fails to surrender the Premises in the condition aforesaid, then Landlord may restore the Premises to such a condition at Tenant’s expense.
Any personal or trade fixtures left by Tenant which remain in the Premises or in Landlord’s custody for more than thirty (30) days after expiration or earlier termination of this Lease shall be considered abandoned and Landlord may dispose of same in such manner as Landlord deems advisable without liability to Tenant.
SECTION 1.04. HOLDING OVER. In the event Tenant, or any party under Tenant claiming rights to this agreement, retains possession of the Premises after the expiration or earlier termination of this Lease, such

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possession shall be an unlawful detainer, and no tenancy or interest shall result from such possession; such parties shall be subject to eviction and removal, and Tenant or any such party shall pay Landlord as rent for the period of such holdover an amount equal to one and one-half times the then current fair market rent for the Premises or one and one-half times the Basic Rent previously in effect, whichever is greater, during the time of holdover. In the event Tenant releases possession of the Premises during such holdover period on any day other than the last day of a calendar month, then such holdover period shall be extended by that part of one month necessary to cause the expiration of the holdover period to expire on the last day of a calendar month. Tenant shall also pay any and all damages sustained by Landlord as a result of any such holdover beyond fifteen (15) days after Landlord delivers notice to Tenant to so vacate. Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. No holding over by Tenant shall operate to extend this Lease.
SECTION 1.05. NO WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESSED OR IMPLIED HEREIN, TENANT ACKNOWLEDGES THAT LANDLORD MAKES NO WARRANTIES REGARDING THE PREMISES EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE AND LANDLORD HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR THEIR INTENDED COMMERCIAL PURPOSE. TENANT HAS HAD A FULL AND FAIR OPPORTUNITY TO INSPECT THE PREMISES AND FINDS THAT THE PREMISES SUIT TENANT’S PURPOSES. TENANT HAS KNOWLEDGE OF THE PREMISES AND WITH THIS KNOWLEDGE HAS VOLUNTARILY AGREED TO DISCLAIM THE IMPLIED WARRANTY OF SUITABILITY. BOTH LANDLORD AND TENANT HAVE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THIS LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THIS LEASE BUT FOR THE WAIVER CONTAINED HEREIN, AND TENANT WAIVES ANY WARRANTY REGARDING THE PREMISES EXCEPT THOSE EXPRESSLY PROVIDED IN THIS LEASE.
ARTICLE 2
RENT
SECTION 2.01. BASIC RENT. Tenant shall pay as Basic Rent for the Premises the annual sum shown in Item 4(a) of the Basic Lease Provisions. The Basic Rent shall be payable in equal monthly installments in advance, without demand or deduction, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter. If the term of this Lease commences on a day other than the first day of a calendar month, the rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the number of days in that calendar month.
SECTION 2.02. ADDITIONAL RENT.
A.	Definitions. For purposes of this Section 2.02, the following definitions shall apply:
1.	“Additional Rent” shall mean the amount of “Tenant’s Proportionate Share of Operating Expenses”, as defined in Section 2.02 A 8 and “Tenant’s Proportionate Share of Electrical Expenses” as defined in Section 2.02 A 9 hereof, for a particular calendar year, or portion thereof.

2.	“Operating Expenses” shall mean the total of all actual costs, expenses and disbursements incurred or paid by Landlord in connection with the management, operation, maintenance (including cleaning, protecting and servicing), and repair of the Building for

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a particular calendar year or portion thereof as reasonably and consistently determined by Landlord. Operating expenses shall include, without limitation, (i) the cost of air-conditioning, heating, mechanical, ventilation and elevator systems and all other utilities, except electricity, and the cost of supplies and equipment and maintenance and service contracts in connection therewith, (ii) the cost of repairs, general maintenance, cleaning, trash removal, telephone service, janitorial service, light bulb and tube replacement, and supplies and security service, (iii) the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, rent, earthquake and all other insurance, (iv) wages, salaries and other labor costs, including taxes, insurance, retirement, medical and other employee benefits, (v) fees, charges and other costs including management fees, consulting fees, legal fees and accounting fees of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs such services (including, without limitation, the management fee payable to the property manager), (vi) the cost of supplying, replacing and cleaning employee uniforms, (vii) the cost of the property manager’s offices in the Complex, provided such office is devoted to the management, operation, maintenance or repair of the Project and the Complex, (viii) the cost of business taxes and licenses, (ix) all costs of operating, cleaning, maintaining, servicing, repairing and staffing the Parking Facilities and associated landscaped areas, (x) all Real Property Taxes as hereinafter defined, (xi) any fees or charges imposed by any federal, state or local government for fire protection, police, trash or other similar service which does not constitute a Real Property Tax, (xii) landscaping, (xiii) Cost Saving Capital Improvement Amortization, as hereinafter defined, (xiv) any other expenses of any kind whatsoever reasonably incurred for managing, operating, maintaining and repairing the Project. Certain of the foregoing expenses may be incurred by Landlord for the Building in conjunction with one or more additional buildings in the Complex (“Shared Expenses”) in which event, Operating Expenses will include the Building’s pro-rata share of any such Shared Expenses, calculated as follows: The Building’s pro-rata share of any category of Shared Expense shall be equal to the total of such Shared Expense category multiplied by a fraction, the numerator of which is the total Rentable Area in the Building and the denominator of which is the total Rentable Area of all buildings incurring such category of Shared Expenses, Operating Expenses and Shared Expenses shall exclude any expenses paid for directly by Tenant or by any other tenants of the Project and/or Complex. Operating Expenses shall be adjusted to reflect 95% occupancy of the Building during any period in which the Building is less than 95% occupied.

3.	“Real Property Taxes” shall mean all taxes, assessments (special or otherwise) and charges levied upon or with respect to the Project and ad valorem taxes for any of Landlord’s personal property used in connection therewith. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, any rental hereunder or in connection with the business of owning and/or renting space in the Project which are now or hereafter levied, assessed or imposed or assessed against Landlord by the United States of America, any State or any political subdivision, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen) which may be levied, assessed or imposed in lieu of, as a substitute, in whole or in part, for or as an addition to, any other Real Property Taxes. Landlord may pay any such special assessments in installments when allowed by law, in which case, Real Property Taxes shall include any interest charged. Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied, assessed or imposed against Landlord in lieu of, or as a substitute, in whole or in part, for or as an addition to, any other tax which would

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otherwise constitute a Real Property Tax. Real Property Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes.

4.	“Cost Saving Capital Improvements” shall mean any equipment, device or other improvement acquired prior or subsequent to the completion of the initial construction of the Building or any other portion of the Project (i) reasonably anticipated to achieve economies in the operation, maintenance and repair of the Building or other portion of the Project (including the Common Areas), (ii) to comply with any statute, ordinance, code, mandatory controls or guidelines more particularly described in Section 5.05, or (iii) to comply with any other governmental requirement with respect to the Building or any other portion of the Project (including the Common Areas), including without limitation, fire, health, safety or construction requirements, if the cost thereof is capitalized on the books of Landlord in accordance with generally accepted accounting practices.

5.	“Cost Saving Capital Improvement Amortization” shall mean the amount determined by multiplying the actual cost of each Cost Saving Capital Improvement acquired by Landlord by the constant annual percentage required to fully amortize such cost over the useful life of the Cost Saving Capital Improvement (as reasonably estimated by Landlord at the time of acquisition). The Cost Saving Capital Improvement Amortization shall be allocated and charged to Tenant as an amount per square foot of Rentable Area of the Premises in accordance with consistent management practices.

6.	“Tenants Building Expense Percentage” shall mean the percentage specified in Item 3 of the Basic Lease Provisions. This percentage is determined and shall be redetermined if additional Rentable Area is added to the Premises, by dividing Rentable Area in the Premises as specified in Item 2 of the Basic Lease Provisions, by the total Rentable Area in the Building.

7.	“Tenant’s Expense Stop” shall be the dollar amount per square foot of Rentable Area per annum of the Premises as specified in Item 4(b) of the Basic Lease Provisions.

8.	“Tenant’s Proportionate Share of Operating Expenses” shall be the dollar amount by which the product of Tenant’s Building Expense Percentage multiplied by the Operating Expenses exceeds the product of Tenant’s Expense Stop multiplied by the number of square feet of Rentable Area in the Premises.

9.	“Tenant’s Proportionate Share of Electrical Expenses” shall be the dollar amount equal to the product of Tenant’s Building Expense Percentage multiplied by the Electrical Expenses. Landlord shall invoice Tenant each month for Tenant’s Proportionate Share of Electrical Expenses during the term of this Lease and Tenant shall promptly pay such invoice with ten (10) days from receipt at address as described in Section 11 of the Basic Lease Provisions. However, if the Premises have a separate electric meter then Tenant’s Proportionate Share of Electrical Expenses shall be calculated as follows, (i) the cost of electricity directly metered to the Premises plus (ii) pro rata share of the electricity required for the central plant, plus (iii) Tenant’s Building Expense Percentage multiplied by that portion of the Electrical Expenses allocable to the common areas of the Project.

10.	“Electrical Expenses” shall mean the electrical charges incurred by the Project.
B.	Operating Expense Exclusions.

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The following shall be excluded from the definition of Operating Expenses as set forth in Section 2.A2 above.
1.	Costs of labor 02 and materials, and contract costs, of other services directly and separately charged to other tenants or subtenants in the Complex, other than through operating expenses charged to such tenants and subtenants.

2.	Costs incurred in connection with leasing, licensing or otherwise granting the right to use space in the Complex, and the extension or renewal thereof, including without limitation, leasing commissions, brokerage or finder’s fees, marketing costs, legal and consulting fees, advertising expenses, and payments, free rent, lease takeover obligations and other inducements.

3.	Costs of constructing or renovating space for tenants or other subtenants or space vacated by any tenants or other subtenants in the Complex.

4.	Costs of utilities directly and separately charged to other tenants or subtenants in the Complex, other than through operating expenses charged to such tenants and subtenants.

5.	Depreciation (except for depreciation, in accordance with generally accepted accounting and management practices, of the costs of tools, maintenance equipment, uniforms and similar items purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation would otherwise have been included in the charge for such third party’s services).

6.	All debt or financing costs other than Cost Saving Capital Improvement Amortization, including without limitation, interest, points and fees on debt, amortization payments on mortgages or deeds of trust, and ground lease payments (except to the extent attributable to the cost of tools, maintenance equipment, uniforms and similar items purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party).

7.	Legal and other related expenses associated with the negotiation, amendment, and enforcement of leases and other agreements regarding occupancy of the Building, or the defense of Landlord’s title to the Building and legal and other related expenses which are incurred in the management of Landlord’s internal partnership affairs such as preparing tax returns, disputes between Landlord’s partners, disputes between Landlord and/or the property manager for the Building, preparing amendments to the partnership agreement of Landlord, preparing assignments of partnership interests in Landlord’s partnership, admitting new partners to Landlord’s partnership and the like.

8.	Landlord’s general corporate overhead and general administrative expenses except for costs directly related to the management and operation of the Building.

9.	Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, if any, and costs incurred in connection with the operation, maintenance and management of commercial concessions operated in space which is not included in the rentable area of the Complex.

10.	Costs separately reimbursed (including without limitation by virtue of fees or other

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charges therefor payable) to Landlord by others, including without limitation reimbursement under warranties, by insurance carriers, by condemning authorities, or by tenants other than operating expenses charged to such tenants, occupants or other users of the Complex.

11.	Costs to acquire, construct, equip and complete the Complex, including without limitation, the cost of all Building Systems except as such costs are reflected in (i) the Basic Rent or (ii) Cost Saving Capital Improvement Amortization.

12.	Costs of any subsidies or credits to any restaurant, food stand or other food service or retail operation of any kind in the Complex.

13.	Costs in connection with the purchase or sale of the Complex, or of Landlord, or any portion of or interest (direct or indirect) in either.

14.	Costs expressly excluded from Operating Expenses pursuant to any other provision of this Lease.

15.	Costs incurred by Landlord due to the violation by Landlord or any tenant (or other occupant) of the terms and conditions of any lease (or other occupancy agreement) for space in the Complex, but only if such violation has been determined to occur by a final judicial order.

16.	Contributions to civic or charitable organizations.

17.	Costs arising out of the default or breach by Landlord under any contract, including without limitation attorneys fees, court costs, penalties and interest due to late payment, but only if such default or breach has been determined to occur by a final judicial order.

18.	Costs of correcting latent defects in Premises which are disclosed to Landlord within one year after the Commencement Date.
C.	Payment Obligation. In addition to the Basic Rent specified in this Lease, Tenant shall pay to Landlord as Additional Rent for the Premises, in each calendar year or partial calendar year during the term of this Lease, an amount equal to Tenant’s Proportionate Share of Operating Expenses for such calendar year.
1.	Payment of Tenant’s Proportionate Share of Operating Expenses: Tenant’s Proportionate Share of Operating Expenses for the remainder of the calendar year after the Commencement Date has been estimated in Item 4b of the Basic Lease Provisions and for each subsequent calendar year (or partial calendar year) shall be estimated by Landlord and written notice thereof shall be given to Tenant at least thirty (30) days prior to the beginning of each calendar year, or as soon thereafter as is reasonably practical. For any such remainder of the calendar year after the Commencement Date, Tenant shall pay to Landlord each month, at the same time the Basic Rent is due, an amount equal to the amount of such estimated Additional Rent for the remainder of such calendar year divided by the number of months remaining in such year; and for each calendar year thereafter Tenant shall pay to Landlord each month, at the same time the Basic Rent is due, an amount equal to one-twelfth (1/12) of the estimated annual Additional Rent due.

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2.	Payment of Tenant’s Proportionate Share of Electrical Expenses: Tenant’s Proportionate Share of Electrical Expenses for the remainder of the calendar year after the Commencement Date has been estimated in Item 4c of the Basic Lease Provisions and for each subsequent calendar year (or partial calendar year) shall be estimated by Landlord and written notice thereof shall be given to Tenant at least thirty (30) days prior to the beginning of each calendar year, or as soon thereafter as is reasonably practical. For any such remainder of the calendar year after the Commencement Date, Tenant shall pay to Landlord each month, at the same time the Basic Rent is due, an amount equal to the amount of such estimated Additional Rent for the remainder of such calendar year divided by the number of months remaining in such year; and for each calendar year thereafter Tenant shall pay to Landlord each month, at the same time the Basic Rent is due, an amount equal to one-twelfth (1/12) of the estimated annual Additional Rent due.

3.	Revisions in Estimated Additional Rent: If Operating Expenses or Electrical Expenses increase during a calendar year, Landlord may revise the estimated Additional Rent during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an additional amount equal to the amount of such increase in the estimated additional Rent divided by the number of months remaining in such year.

4.	Adjustments to Actual Additional Rent: Within ninety (90) days after the end of each calendar year, or as soon thereafter as is reasonably possible, Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Additional Rent for the previous calendar year. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next Additional Rent payment or payments due from Tenant, as the case may be, the difference between tenant’s actual Additional Rent for the preceding calendar year and the estimated Additional Rent paid by Tenant during such year.
D.	Rent: The Basic Rent, the Additional Rent, and all other sums required to be paid by Tenant hereunder, including any sums due under the Agreement for Construction, are sometimes collectively referred to as, and shall constitute, “Rent.”

Rent shall be paid by Tenant when due, without prior demand therefor and without deduction or set off unless otherwise specifically provided herein, at the office of the property manager or at such other place as Landlord may designate in writing.

In the event any installment of Rent under this Lease shall not be paid when due a “Late Charge” ten percent (10%) per each dollar so overdue of such installment may be charged by Landlord, for the purpose of defraying Landlord’s administrative and other expenses incident to the handling of such overdue payments. Landlord and Tenant agree that such late charge will fairly compensate Landlord for such administrative and other expenses which both parties agree cannot be determined precisely.

E.	Audit Rights: Landlord agrees that it will maintain complete and accurate records of all costs, expenses and disbursements which are incurred by Landlord, its employees, agents and/or contractors, with respect to Operating Expenses and the constituent components thereof. Tenant and/or its employees or a nationally recognized CPA firm, at Tenant’s sole cost and expense, shall have the right to inspect and/or audit not more often than once per calendar year Landlord’s books and records relating to this Lease for any year or years during the Term of this Lease but such audit shall only be for the preceding year of the Term of this Lease. Any such inspection and/or audit shall be conducted at Landlord’s office during normal business hours and

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Tenant must give Landlord notice of Tenant’s intent to audit within ninety (90) days after Tenant has received a statement setting forth the prior Lease Year’s Operating Expenses chargeable to Tenant and if such notice is not sent by Tenant within ninety (90) days then Tenant waives its right to an audit for that Lease Year. Such audit will be at Tenant’s sole expense, provided that Landlord agrees to reimburse Tenant for the professional or accounting costs and expenses incurred by Tenant in connection with any such inspection and/or audit shall have been overstated by ten percent (10%) or more. The right of Tenant to audit and any audit by Tenant of Landlord’s books and records shall not affect the obligation of Tenant to pay, in accordance with the terms hereof, estimated Additional Rent subject, however, to Landlord’s reimbursement and/or reconciliation obligations set forth herein. Landlord’s and Tenant’s obligations to reconcile estimated Additional Rent with Additional Rent shall survive the expiration or termination of this Lease for a period not to exceed one (1) year after the termination or expiration of this Lease. Tenant and its representatives shall keep any such audit confidential and shall sign appropriate confidentiality agreements except as such disclosure is required by judicial proceedings or compliance with regulatory requirements or as necessary for Tenant’s attorneys, accountants, employees, and consultants in undertaking such audit and performing Tenant’s usual business, but any disclosure of such audit to another tenant in the Complex is prohibited.
ARTICLE 3
SECURITY DEPOSIT
Tenant shall pay to Landlord the sum set forth in Item 7 of the Basic Lease Provisions as security for the performance of the terms hereof by Tenant. Tenant shall not be entitled to interest thereon. If Tenant defaults with respect to any provision of this Lease, Landlord may, but shall not be required to, use, apply or retain all or any part of this security deposit for the payment of any Rent or any other sum in default, or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, including, without limitation, costs and attorneys’ fees incurred by Landlord to recover possession of the Premises. If any portion of said deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall constitute a default hereunder by Tenant. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit shall be returned to Tenant within thirty (30) days of the Expiration Date, if Tenant shall actually vacate the Premises by such date.
ARTICLE 4
OCCUPANCY AND USE
SECTION 4.01. USE OF PREMISES. The Premises shall be used solely for the purpose specified in Item 9 of the Basic Lease Provisions. Tenant will not use, occupy or permit the use or occupancy of the Premises for any purpose which is forbidden by law, ordinance or governmental or municipal regulation or order, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or cause picketing or striking; or do or permit any other thing which may disturb the quiet enjoyment of any other tenant of the Project; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions into other portions of the Project; or at any time sell, purchase, or give away, or permit, except with Landlord’s prior written approval, the sale, purchase, or gift of food in any form by or to any of Tenant’s agents or employees or other parties in the Premises; or use any apparatus which might make undue noise or set up vibrations in the Project; or permit anything to be done which would increase the fire and extended coverage insurance rate on the Project or contents, and if there is any

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increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase promptly upon demand therefor by Landlord. Payment by Tenant of any such rate increase shall not be a waiver of Tenant’s duty to comply herewith.
SECTION 4.02. RULES AND REGULATIONS. The “Rules and Regulations” attached hereto as Exhibit E are hereby made a part hereof and Tenant agrees to comply with all such Rules and Regulations. Landlord shall have the right at all times to change the Rules and Regulations or to amend them in any reasonable manner. All changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant.
SECTION 4.03. SIGNS. Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on or in the Building or the Project, except for such tenant identification information as Landlord permits to be included or shown on the directory in the main lobby and adjacent to the access door or doors to the Premises. All such signage must conform with (i) signage and graphics standards established by Landlord from time to time and (ii) applicable city ordinances and governmental regulations.
SECTION 4.04. ACCESS. Landlord or its authorized agents shall at any and all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service or any other service to be provided by Landlord to Tenant hereunder, show the Premises to prospective lenders, purchasers or tenants, to alter, improve or repair the Premises or any other portion of the Project, all without being deemed guilty of an eviction of Tenant and without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided the business of Tenant shall be interfered with as little as is reasonably practicable. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door(s) in an emergency without liability therefor.
SECTION 4.05. QUIET POSSESSION. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have the quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.
ARTICLE 5
UTILITIES AND SERVICES
SECTION 5.01. SERVICES TO BE PROVIDED. Provided Tenant is not in default hereunder, Landlord agrees to furnish or cause to be furnished to the Premises, the utilities and services described below, subject to the conditions and in accordance with the standards set forth herein:
A.	Landlord shall provide automatic elevator facilities on generally accepted business days from 8:00 a.m. to 6:00 p.m., and on Saturdays from 8:00 a.m. to 1:00 p.m., and have at least one elevator available for use at all other times.

B.	On generally accepted business days from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., Landlord shall ventilate the Premises and furnish heating or air conditioning, at such temperatures and in such amounts as Landlord deems standard, when in the judgment of Landlord, it is required for the comfortable occupancy of the Premises, subject to any governmental requirements or standards relating to, among other things, energy conservation. Upon request, Landlord shall make available at Tenant’s expense after-hours heating or air

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conditioning. The minimum charge and the hourly rate for the use of after-hours heating or air conditioning shall be determined from time to time by Landlord and confirmed in writing to Tenant.

C.	Landlord shall furnish to the Premises at all times, subject to interruptions beyond the Landlord’s control, electric current as required by the building standard office lighting and receptacles in an amount up to four watts per rentable square foot. Tenant’s use of electric current shall at no time exceed four (4) watts per square foot. Tenant shall not install or use or permit the installation or use of any machine(s) which would cause the electrical consumption to exceed four (4) watts per rentable square foot in the Premises without the prior written consent of Landlord. Should such consent be granted by Landlord, electrical consumption in the Premises, or in that portion of the Premises affected by such installation, may, at Landlord’s option, be separately metered. All costs associated with any such separate metering required by Landlord, including but not limited to installation of any separate metering devices and the costs of all electrical consumption generated thereon, shall be borne by Tenant.

D.	Landlord shall furnish water for drinking, cleaning and lavatory purposes only.

E.	Landlord shall provide janitorial services to the Premises, comparable to that provided in other first class office buildings in the vicinity, provided the Premises are used exclusively as offices.
SECTION 5.02. ADDITIONAL SERVICES. Landlord may impose a reasonable charge for any utilities and services, including without limitation, air conditioning, electrical current, and water, provided by Landlord by reason of any substantial use of the Premises at any time other than the hours set forth above or for any use beyond that which Landlord agrees herein to furnish or because of special electrical, cooling and ventilating needs created by Tenant’s hybrid telephone equipment, computers and other similar equipment or uses.
SECTION 5.03. TENANT’S OBLIGATION. Tenant agrees to cooperate fully at all times with Landlord and to abide by all regulations and requirements which Landlord may prescribe for the use of the above utilities and services. Any failure to pay any excess costs as described above upon demand by Landlord shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle the Landlord to the rights herein granted for such breach.
SECTION 5.04. SERVICE INTERRUPTION. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of Rent by reason of Landlord’s failure to maintain temperature or electrical constancy levels or to furnish any of the foregoing services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, the failure of any utility to supply its service, inability by exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord’s reasonable control, nor shall any such failure, stoppage or interruption of any such service be construed as an eviction of Tenant, or relieve Tenant from the obligation to perform any covenant or agreement herein, and in no event shall Landlord be liable for damage to persons or property, or in default hereunder, as a result of such failure, stoppage or interruption of any such service. In the event of any failure, stoppage or interruption thereof, however, Landlord shall use reasonable diligence to resume service promptly.
SECTION 5.05. MANDATORY REQUIREMENTS. In the event any governmental entity promulgates or revises any statute, ordinance or building, fire or other code or imposes controls or guidelines on Landlord or the Project or any part thereof, relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions or the provision of any other utility or service provided

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with respect to this Lease or in the event Landlord is required to make alterations to the Building or any other part of the Project in order to comply with any other controls or guidelines enacted by governmental authority whatsoever, Landlord may, in its sole discretion, comply with such controls or guidelines or make such alterations to the Building or any other part of the Project related thereto without creating any liability of Landlord to Tenant under this Lease whatsoever as a result of such compliance. The cost of such compliance and alterations shall be deemed to be Cost Saving Capital Improvements, as defined in Section 2.02A.4 hereof. Landlord will, to the extent practicable, undertake such compliance with the controls and guidelines hereunder in a manner reasonably calculated to avoid interference with Tenant’s use and occupancy of the Premises. Nothing herein shall be deemed to apply to any casualty loss.
SECTION 5.06. MODIFICATIONS. Notwithstanding anything hereinabove to the contrary, Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for utilities and services.
ARTICLE 6
REPAIRS, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS
SECTION 6.01. REP AIRS AND MAINTENANCE OF THE BUILDING. Landlord shall provide for the cleaning and maintenance of the public portions of the Building and the Project. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character on the Premises during the term of this Lease, except repairs to the exterior walls, corridors, windows, roof and other structural elements and equipment of the Project, and such additional maintenance as may be necessary because of damage by persons other than Tenant, its agents, employees, invitees or visitors. To the extent Landlord is not grossly negligent in allowing unauthorized persons on or in the Premises, Landlord shall not be liable to Tenant for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises.
SECTION 6.02. IMPROVEMENTS AND ALTERATIONS.
A.	Landlord shall have the right at any time to change the arrangement, location and/or size of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Project and, upon giving Tenant reasonable notice thereof, to change the name, number or designation by which the Building, Project, or Complex is commonly known.

B.	Tenant shall not make any alterations, repairs, additions or improvements in, to or about the Premises (collectively “Tenant Alterations”) without the prior written consent of Landlord. If such consent is given, Landlord shall be allowed to: (i) approve all plans, (ii) require satisfactory insurance, (iii) require satisfactory security for construction obligations, (iv) require a suitable completion schedule, and (v) approve the contractor. Should Landlord’s consent be granted, any such Tenant Alterations shall be at Tenant’s sole cost and expense including Landlord’s reasonable costs associated with such Tenant Alterations. Tenant agrees to make application and to receive building permits from applicable local municipal authorities, state and federal agencies necessary to make such Tenant Alterations. All Tenant Alterations (except movable furniture and trade fixtures) shall become the property of Landlord, and shall be surrendered with the Premises, as a part there of, at the expiration or earlier termination of the Lease; provided, however, that Landlord may, by written notice to Tenant delivered at the time Landlord grants its approval to construct or install such Tenant Alterations, require Tenant to remove any Tenant Alterations and to restore the Premises to their condition prior to installation of the Tenant Alterations, at Tenant’s expense.

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SECTION 6.03. LANDLORD’S OPTION TO REPAIR. Landlord may, at its option and at the cost and expense of Tenant, repair or replace any damage or injury done to the Building, Project, Complex or any part thereof, caused by Tenant, Tenant’s agents, employees, licensees, invitees or visitors. Tenant shall pay the cost thereof, to Landlord on demand. Tenant further agrees to maintain and keep the interior of the Premises in good repair and condition at Tenant’s expense. Tenant agrees not to commit or allow any waste or damage to be committed on any portion of the Premises, the Building or the Project.
SECTION 6.04. DEVELOPMENT OF OTHER IMPROVEMENTS. Further improvements to the Project, and improvements on any contiguous property which may be now owned or later acquired by Landlord, or Landlord’s successor-in-interest (if any), or by any entity controlling, controlled by or under common control with Landlord shall be referred to herein as “Other Improvements”. If the Other Improvements are owned by an entity other than Landlord, Landlord shall have the right, but not the obligation (unless required to comply with zoning or other governmental requirements), to enter into an agreement with the owner of any or all of the Other Improvements to provide for: (a) reciprocal rights of access, use and enjoyment of the Project and the Other Improvements; (b) the common management, operation, maintenance, improvement and repair of all or any portion of the Project and all or any portion of the Other Improvements; and (c) the allocation of all or any portion of the Operating Expenses for the Project to the Other Improvements and the allocation of the Operating Expenses for the Other Improvements to the Project; in order to provide for the efficient management, operation, maintenance, improvement and repair of the Building and the Other Improvements.
In the event Landlord (a) is the owner of any or all of the Other Improvements and the property on which they are located, or (b) conveys the Proj ect to the owner of the Other Improvements or to any other person or entity which will become the owner of both the Project and the Other Improvements, Landlord, or its successors or assigns, shall have the right, but not the obligation (unless required to comply with zoning or other governmental requirements), to incorporate the Other Improvements into the Project and to provide for the common management, operation, maintenance and repair of the Project and the Other Improvements. In the event the Other Improvements are so incorporated into the Project, all references to the Project contained in this Lease shall be deemed and construed to include the Other Improvements. Nothing contained in this Section 6.04 shall be deemed or construed to limit or otherwise affect Landlord’s right to sell the Project or any other rights described in this Lease.
ARTICLE 7
INSURANCE, FIRE AND CASUALTY
SECTION 7.01. TOTAL OR PARTIAL DESTRUCTION OF THE PREMISES, BUILDING, PROJECT OR COMPLEX.
A.	In the event the Premises, Building and/or Project are damaged by fire or other casualty and if said damage can be fully repaired within one hundred eighty (180) days after notice to Landlord of the occurrence of the damage, Landlord shall repair such damage with reasonable diligence after receipt of insurance proceeds and if permitted to do so by its mortgagee. In the event any part of the Premises is rendered untenantable for the conduct of Tenant’s business, the Basic Rent shall be reduced and abated in proportion to the part of the Premises which is so rendered untenantable until the damaged portion of the Premises have been made tenantable for the conduct of Tenant’s business or until the term of this Lease expires or terminates, whichever occurs first; provided that (a) there

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shall be no abatement of rent with respect to any portion of the Premises which is rendered unusable for a period of five (5) days or less, (b) there shall be no abatement of Rent if Landlord provides other space in the Building, Project or Complex to Tenant which is reasonably suited for the temporary conduct of Tenant’s business, and (c) there shall be no abatement of rent whatsoever with respect to any damage caused in whole or in part by the negligence or willful act of Tenant, its agents, employees, contractors, licensees or invitees.

B.	If the Premises, Building or Project are damaged by fire or other casualty so that the repair of the Premises cannot, in Landlord’s reasonable opinion, be completed within one hundred eighty (180) days after notice to Landlord of the occurrence of the damage, Landlord shall have the option, to be exercised by written notice to Tenant within thirty (30) days after Landlord receives notice of the occurrence of the damage, either (a) to make such repairs within a reasonable time after receipt of insurance proceeds, in which event this lease shall continue in full force and effect and the rent shall be abated in the manner and to the extent provided in Section 7.01 A above or (b) to terminate this Lease as of a date not less than thirty (30) days or more than sixty (60) days after Landlord’s notice to Tenant.

C.	In the event Landlord terminates this Lease pursuant to the terms of Section 7.01, this Lease and the estate and interest of the Tenant in the Premises shall terminate and expire on the date specified in Landlord’s notice of termination and the rent payable hereunder shall be prorated as of such date, subject to rent abatement, if any, to the extent provided in Section 7.01.

D.	Nothing contained in Sections 7.01 or 7.02 shall relieve, discharge or any way affect Tenant’s liability to Landlord in connection with any damage or destruction to the Premises, Building, Project or any portion of the Complex arising out of the negligent or willful acts or omissions of Tenant, its agent, employees, contractors, licensees and invitees.

E.	Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building, Project or other portions of the Complex as a result of any damage from fire or other casualty. Furthermore, in the event of such damage from fire or other casualty, Landlord shall have no obligation (i) to repair any equipment, furniture, fixtures, paneling, ceilings, carpets or other floor coverings, partitions, drapes or any personal property installed in or about the Premises by Landlord or Tenant or (ii) to expend any amount for the repair of the Premises.

F.	In addition and notwithstanding any casualty loss, Tenant shall remain responsible for all Basic Rent and Additional Rent owed Landlord arising prior to such casualty loss.
SECTION 7.02. TENANT’S RESPONSIBILITIES.
A.	If the Project, the Building or the Premises shall be damaged by fire or other casualty resulting from the fault or negligence of Tenant, or the agents, employees, licensees or invitees of Tenant, such damage shall be repaired by and at the expense of Tenant under the direction and supervision of Landlord, and Rent shall continue without abatement.

B.	Subject to sections 7.01, 7.03, and 7.05, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including reasonable attorneys’ and expert witness fees, and court costs), arising or alleged to arise from: (i) any violation or breach of this Lease or applicable Law by any Tenant Parties (as defined below), (ii) damage, loss, or injury to persons, property or

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business directly or indirectly arising out of any Tenant Party’s use of the Premises or Property, or out of any other act or omission of any Tenant Parties, and (iii) any other damage, loss or injury to persons, property or business occurring in, about or from the Premises, except to the extent that such other damage, loss or injury to persons, property or business is caused by the negligence or intentional misconduct or Landlord. For purposes of this provision, “Tenant Parties” shall mean Tenant, any other occupant of the Premises and any of their respective agents, employees, invitees, Transferees and contractors.
SECTION 7.03. TENANT’S INSURANCE. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided, as follows:
A.	Worker’s compensation insurance and commercial general liability insurance adequate to protect Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. Such commercial general liability insurance at all times shall be in an amount of not less than One Million Dollars ($1,000,000.00), combined single limit, for injuries to persons and property damage with a deductible or deductibles which are no greater than $100,000.00, but in any case not greater than those maintained by similarly situated tenants in first-class office buildings located in suburban Dallas/Fort Worth. Such policy shall name Landlord and Landlord’s lender as additional insureds and shall contain a provision or endorsement providing that the insurance afforded by such policy for the benefit of Landlord shall be primary as respects any claims, losses or liabilities arising out of the use of the Premises by the Tenant or by Tenant’s operation and that any insurance carried by Landlord shall be excess and non-contributing.

B.	Policies of insurance covering: (a) all leasehold improvements (including all Tenant Work as defined in the Agreement for Construction and any permitted Tenant Alterations pursuant to the provisions of Section 6.02 hereof), trade fixtures, merchandise and other property from time to time during the term of this Lease in, on or upon the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time during the term of this Lease, providing protection against any peril included within the classification “Fire and Extended Coverage”, together with insurance against sprinkler damage, vandalism and malicious mischief; and (b) all plate glass in the Premises. Landlord and Landlord’s lender shall be named as additional insureds under any such policy or policies. The proceeds of such insurance, so long as this Lease remains in effect, shall be used for the repair or replacement of the property so insured. The full replacement value of the items to be insured under this Section 7.03 shall be determined by the company issuing the insurance policy at the time the policy is initially obtained and acknowledged by issuance of any agreed amount endorsement and shall be increased as reasonably requested by Landlord from time to time.

C.	Loss of income or business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, to the Building or to the Project as a result of such perils.

D.	All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies rated A-8 or better by Best’s Insurance Reports, and which are qualified to do business in the State of Texas. Each policy required to be carried by Tenant hereunder shall name Landlord, its successors and assigns, and Landlord’s lender as additional insureds, as their interests may appear, and copies of all such policies, or certificates evidencing the existence and

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amounts of such insurance, shall be delivered to Landlord by Tenant at least ten (10) days prior to Tenant’s occupancy of the Premises or any portion thereof. Each such policy shall provide that it shall not be cancelable or subject to reduction of coverage or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as insureds or additional insureds. Tenant shall, at least thirty (30) days prior to the expiration of any such policy, furnish Landlord with certificates of renewal or certificates of replacement policies which fully comply with the requirements of this Lease, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand. Any policy may be carried under so-called “blanket coverage” form of insurance policies, provided any such blanket policy specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy. Neither the issuance of any such insurance policy nor the minimum limits specified in this Section 7.03 for coverages shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.
SECTION 7.04. LANDLORD’S INSURANCE. Landlord shall at all times during the term of this Lease maintain in effect a policy or policies of insurance covering the Building (excluding property required to be insured by Tenant) in such amounts as Landlord may from time to time determine, providing protection against perils included within the standard Texas form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief, and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine.
Any insurance provided for in this Section 7.04 may be effected by a policy or policies of blanket insurance, covering additional items or locations or assureds, provided that the requirements of this Paragraph are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord and shall not, by reason of payment by Tenant, as part of the Operating Expenses, of its pro rata share of the Landlord’s premium for the insurance, be entitled to be a named insured thereunder.
SECTION 7.05. WAIVER OF SUBROGATION. To the extent such waivers are obtainable from insurance carriers, Landlord and Tenant hereby waive their respective rights of recovery against the other for injury or loss due to hazard covered by insurance containing such a waiver of subrogation clause or endorsement, and each releases the other from any direct or consequential damage to the property of the other or under its control, including its interest in the Premises, the Building or any other portion of the Project by fire or other casualty (including liability for loss of rent) to the extent such damage is insured against under a policy or policies of insurance, whether or not such damage may be attributable to the negligence or act of either party or its respective agents, invitees, contractors, servants or employees. Such waiver shall in no way be construed or interpreted to limit or restrict any indemnity or other waiver made by Tenant under the terms of this Lease.
ARTICLE 8
CONDEMNATION
In the event the Project, or any portion thereof is taken to maintain the continued efficient and/or economically feasible use of the Project, in the sole opinion of Landlord, or shall be taken or condemned, either temporarily or permanently, in whole or in part for public purposes, or sold to a condemning authority under threat of condemnation, to prevent taking, then the term of this Lease may, at the sole option of the Landlord, forthwith cease and terminate, and the Landlord shall receive the entire award for land and buildings, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award. Tenant shall have the right to recover from such authority, but not from Landlord, only any compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s personal property.

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ARTICLE 9
LIENS
Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord and all expenses incurred by it in connection therewith shall create automatically an obligation of Tenant to pay, on demand, an equivalent amount, plus interest thereon as provided in Section 16.12 herein, as Rent. No work which Landlord permits Tenant to perform in the Premises shall be deemed to be for the use and benefit of Landlord so that no mechanics or other lien shall be allowed against the estate of Landlord by reason of its consent to such work, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to post notices that it is not responsible for payment for any such work.
ARTICLE 10
TAXES ON TENANT’S PROPERTY
Tenant shall be liable for and shall pay to the applicable taxing authority, or to Landlord if billed to Landlord, on or before the due date, any and all taxes and assessments levied against any personal property or trade or other fixtures placed by Tenant in or about the Premises, including any additional real estate taxes or assessments which may be levied against the Building by reason of installation of Tenant Work.
ARTICLE 11
SUBLETTING AND ASSIGNING
SECTION 11.01. RESPONSIBILITIES. Tenant shall not assign this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise or mortgage or pledge the same, or sublet the Premises, or any part thereof, without the prior written consent of Landlord.
SECTION 11.02. CONDITIONS OF SUBLEASE. If the Tenant desires to assign or sublet all or any part of the Premises, it shall so notify Landlord at least sixty (60) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease, and such information as Landlord might request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed subtenant(s) or assignee(s). Within thirty (30) days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed subtenant(s) or assignee(s), Landlord shall, in its sole discretion, have the option to:
A.	Cancel the Lease as to the portion of the Premises proposed to be assigned or sublet;

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B.	Consent to the proposed assignment or sublease, in which event, however, if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration therefor or any payment, incident thereto) exceeds the Rent payable under the Lease for such space, Tenant shall pay to Landlord such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant.; or,
C.	Refuse its consent to the proposed assignment or sublease, which option shall be deemed to be elected unless Landlord gives Tenant written notice providing otherwise.
SECTION 11.03. CONTINUING LIABILITY. No consent by Landlord to any assignment or sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the assignment or sublease. The consent by Landlord to any assignment or sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other assignment of sublease. Any assignment or sublease which is not in compliance with this Section 11 shall be voidable and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of rent by Landlord from a proposed assignee or sublessee shall not constitute the consent to such assignment or sublease by Landlord.
SECTION 11.04. SALE BY TENANT. Any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the voting stock of Tenant, if Tenant is a corporation, or any sale or other transfer of a majority in interest (whether of profits, losses, capital or voting power) or a majority of the persons composing the managers of the partnership, if Tenant is a partnership, shall be an assignment for purposes of this Section 11, if the leasehold estate of Tenant under this Lease constitutes all or substantially all of the assets of Tenant as of the date of the sale or other transfer.
SECTION 11.05. ASSUMED LIABILITIES. Each assignee, sublessee, mortgagee, pledgee, or other transferee (including but not limited to an assignee by assignment made pursuant to the provisions of Title 11 U.S.C. Section 101 et seq. as amended and in effect from time to time) other than Landlord, shall assume, as provided in this Section 11.05, all obligations of Tenant under this Lease (including without limitation those contained in this Section 11 on subletting, assignment, transfer, hypothecation, sale and encumbrance), and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the assignee, sublessee, mortgagee, pledgee or other transferee shall be liable to Landlord for rent only in the amount set forth in the assignment or sublease. No assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the assignment and an assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Section 11.05, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.
SECTION 11.06. BANKRUPTCY. If this Lease is assigned to any person or entity pursuant to the provisions of the Federal Bankruptcy Code, Title 11 U.S.C. Section 101, et seq., as subsequently amended (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment will be paid or delivered to Landlord (which shall include the cure of any existing monetary defaults by payment of same to Landlord and the cure of any non-monetary defaults by performance within ten (10) business days of the assumption of this Lease by Assignee), will be and remain the exclusive property of Landlord and will not constitute property of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the

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preceding sentence not paid or delivered to Landlord will be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord. For purposes of Section 365(f) (2) of the Bankruptcy Code “adequate assurances of future performance” will include, but not be limited to, a Security Deposit, net worth, and creditworthiness equal to that of Tenant on the date of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee will upon demand execute and deliver to Landlord an instrument confirming such assumption.
ARTICLE 12
TRANSFERS BY LANDLORD
SECTION 12.01. SALE OF THE PROJECT. Landlord has the unrestricted right to sell, transfer or assign its rights in the Building, the Project, the Complex, this Lease, or any portion of the foregoing without Tenant’s authority or approval. In the event of a sale or conveyance by Landlord of the Project and/or the Building, the same shall operate to release Landlord from any and all liability under this Lease arising after the date of such sale. Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, unless this Lease is terminated pursuant to specific provisions relating thereto or contained herein. If any security deposit has been made by Tenant, Landlord may transfer such security deposit to the purchaser, and thereupon Landlord shall be discharged from any further liability in reference thereto.
SECTION 12.02. SUBORDINATION AND ATTORNMENT.
A.	This Lease is subject and subordinate to any lease wherein Landlord is the tenant and to the liens of any and all mortgages or deeds of trust, regardless of whether such lease, mortgages or deeds of trust now exist or may hereafter be created with regard to all or any part of the Project, and to any and all advances to be made thereunder, and to the interest thereon, and all modifications, consolidations, renewals, replacements and extensions thereof. Tenant also agrees that any lessor, mortgagee or trustee may elect to have this Lease prior to any lease or lien of its mortgage or deed of trust, and in the event of such election and upon notification by such lessor, mortgagee or trustee to Tenant to that effect, this Lease shall be deemed prior to said lease, mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said lease, mortgage or trust deed.

B.	Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises (except in a sale-leaseback financing transaction), or in the event of the termination of any lease in a sale-leaseback financing transaction wherein Landlord is the lessee, attorn to and recognize such purchaser or assignee or mortgagee as Landlord under this Lease.

C.	Tenant shall, in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under, any mortgage or deed of trust covering the Premises, attorn to and recognize such purchaser or assignee or mortgagee as Landlord under this Lease.

D.	The above subordination and attornment clauses shall be self-operative and no further instruments of subordination or attornment need be required by any mortgagee, trustee, lessor, purchaser or assignee. In confirmation thereof, Tenant agrees that, upon the request of Landlord, or any such lessor, mortgagee, trustee, purchaser or assignee, Tenant shall execute and deliver whatever instruments acknowledging subordination or attornment at such times as requested may

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be required for such purposes and to carry out the intent of this Section. Landlord’s successor shall not be liable for Landlord’s breaches, if any, of this Lease.
ARTICLE 13
DEFAULT
ARTICLE 13.01. The occurrence of any of the following shall constitute a default and breach of this Lease by Tenant:
A.	Any failure by Tenant to pay the Rent or to make any other payment required to be made by Tenant hereunder when due, where such failure continues for ten (10) days after written notice to Tenant, which notice is required to be given no more than twice during any calendar year and thereafter no notice shall be given.

B.	Any failure by Tenant to observe and perform any other non-monetary provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice to Tenant.

C.	Tenant or any guarantor of Tenant’s obligations hereunder, cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant’s or guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or guarantor or its property; or the interest of Tenant or guarantor under this lease is levied on under execution or under other legal process; or any petition is filed by or against Tenant or guarantor to declare Tenant or guarantor bankrupt or to delay, reduce or modify Tenant’s or guarantor’s capital structure if either Tenant or guarantor be a corporation or other entity (provided that no such levy, execution, legal process or petition filed against Tenant or guarantor shall constitute a breach of this Lease if Tenant or guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation, service or filing).

D.	The abandonment or vacation of or attempt to abandon or vacate the Premises by Tenant.
SECTION 13.02. REMEDIES OF LANDLORD. Upon the occurrence of any event of default specified in this Lease, Landlord, at its option, may have one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:
A.	Landlord may terminate Tenant’s right of possession under this Lease and without further notice repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (a) (1) the cost of recovering the Premises, (2) the unpaid Rent earned at the time of termination, plus interest thereon, (3) Late Charges on unpaid Rent and accrued interest thereon, (4) the present value of the balance of the Rent for the remainder of the term using a discount rate of eight percent (8%), (5) costs of reletting and refurbishing the Premises, and (6) any other sum of money and damages owed by Tenant to compensate Landlord for the detriment caused by Tenant’s failure to perform its obligations under this Lease, minus (b) the present value of the fair market rental of the Premises for the remainder of the term using a discount rate of eight percent (8%) in the Premises’ “AS IS” condition allowing at least six (6) months vacancy for reletting and refurbishing.

B.	Landlord may immediately terminate Tenant’s right of possession of the Premises, but not terminate the Lease, and without notice or demand enter upon the Premises or any part thereof and take

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absolute possession of the same, expel or remove Tenant and any other person or entity who may be occupying the Premises, change the locks, and at Landlord’s option, Landlord may relet the Premises or any part thereof for such terms and such rents as Landlord may reasonably elect. In the event Landlord shall elect to so relet, then rent received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, second, to the payment of any cost of such reletting, including, without limitation, refurbishing costs and leasing commissions, and third, to the payment of Rent due and unpaid hereunder, and Tenant shall satisfy and pay any deficiency upon demand therefor from time to time. Any entry into and possession of the Premises by Landlord under this Article shall be without liability or responsibility for damages to Tenant and shall not be in lieu of or in substitution for any other rights of Landlord hereunder at law or in equity. Tenant further agrees that Landlord may file suit to recover any sums due under the terms of this Article and that no recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Reletting of the Premises shall not be construed as an election on the part of Landlord to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

C.	If, at any time prior to the Commencement Date, any action is taken by or against Tenant in any court pursuant to any statutes pertaining to bankruptcy or insolvency or the reorganization of Tenant, Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of all or substantially all of Tenant’s assets or of Tenant’s interest in this Lease, or there is an attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or of Tenant’s interest in this Lease, then this Lease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in additional to any other rights and remedies under this Lease, be entitled to retain any rent, security deposit, or other monies received by Landlord from Tenant as liquidated damages.
SECTION 13.03. LANDLORD’S SECURITY. Landlord shall have such lien rights as are provided by Texas law.
SECTION 13.04. DEFAULTS BY LANDLORD. Except as otherwise provided in this Lease, if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (unless such failure cannot reasonably be cured within thirty (30) days and Landlord shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same), then Landlord may be held to be in default hereunder. If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Building as the same may then be encumbered and Landlord shall not be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Building as hereinbefore expressly provided, nor shall Tenant be entitled to any offset against or abatement of Rent.

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ARTICLE 14
NOTICES
All notices, consents, approvals, requests, demands or other communications which Landlord or Tenant shall be required, or may desire, to serve on the other shall be in writing and may be served, either by personal service or by depositing the same with the U.S. Postal Service, by registered or certified mail, postage prepaid, addressed as follows; (i) to Landlord at the address set forth in Item 11 of the Basic Lease Provisions; (ii) prior to the Commencement Date of this Lease, to Tenant at the address set forth in Item 11 of the Basic Lease Provisions; and (iii) after the Commencement Date, to Tenant at the Premises. Any notices by mail as aforesaid shall be deemed delivered, served and given two (2) business days after deposit of the same with the postal authority. The addresses stated above shall be effective for all notices to the respective parties until written notice of a change of address is given pursuant to the provisions hereof.
ARTICLE 15
EXCAVATION
Landlord shall have the right to utilize all or any part of the Complex for purposes of excavation and construction and shall have the right to authorize the use of, and grant temporary licenses and easements over, the Complex, or any portion thereof, to owners of adjacent property or governmental authorities for excavation and construction purposes. If an excavation or construction is made upon any of the Complex adjacent to the Building by Landlord or said owner of adjacent property, Tenant shall license and authorize Landlord or said owner to enter onto the Premises for the purpose of performing such work in connection with the excavation or construction as may be necessary or prudent to preserve the Building and other portions of the Project from injury or damage, provided Landlord shall use its best efforts to disturb Tenant’s possession of the Premises as little as possible for as short a time as possible. Tenant shall have no claim for damages or indemnity against Landlord or any right to abatement of rent in connection with such excavation or construction or the entry onto Tenant’s Premises, except if Tenant would be entitled to abatement of Rent because the Premises are rendered untenantable or inaccessible due to such excavation or construction; in such event, the abatement in Tenant’s Rent shall be calculated in accordance with Section 7.01 A, subject to the same limitations as are stated therein, and shall continue until the Premises are tenantable or accessible.
ARTICLE 16
MISCELLANEOUS PROVISIONS
ARTICLE 16.01. ESTOPPEL CERTIFICATE. Tenant shall, within ten (10) days after request by Landlord or any first mortgagee of Landlord, without additional consideration, deliver an Estoppel Certificate, consisting of statements, if true, that:
A.	This Lease is in full force and effect, with rental paid through [list applicable date] ;

B.	This Lease has not been modified or amended;

C.	Landlord is not in default and Landlord has fully performed all of Landlord’s obligations hereunder, and any such further consents and instruments of a similar nature evidencing the agreement of Tenant to the mortgage or other hypothecation by Landlord of the reversionary interest of Landlord hereunder as may be reasonably requested by Landlord or any mortgagee of Landlord. In the event that, in Tenant’s opinion, any of the above statements are not true, Tenant shall indicate its opinion of the true state of affairs by either (i) stating separately the correct entries, or (ii) modifying the

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statement(s) above in order to make it (them), in Tenant’s opinion, true and correct; and

D.	Such further matters as Landlord may reasonably require.
SECTION 16.02. RELOCATION. In the event Landlord determines to utilize the Premises for other purposes during the term of this Lease, Landlord shall have the right to relocate Tenant to other space within the Building provided such other space is of equal or larger size than the Premises and has approximately the same number of windows. Landlord shall reimburse Tenant, for all reasonable out-of-pocket expenses of any such relocation, including the expenses of moving Tenant’s office furnishings, phone and voice mail system, and reconstruction of all Tenant-furnished and Landlord-furnished improvements. In the event of such relocation, this Lease shall continue in full force and effect without any change in the terms or other conditions, but with the new location substituted for the old location set forth in Item 2 of the Basic Lease Provisions and on Exhibit “A”.
SECTION 16.03. ATTORNEY’S FEES. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in such action and such amount shall be included in any judgment rendered in such proceeding. Nonetheless, Tenant shall pay Landlord’s attorney’s fees incurred in connection with any default by Tenant whether or not suit is filed.
SECTION 16.04. WAIVER. No waiver by Landlord of any provision of this Lease or of any breach of Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in writing signed by Landlord.
SECTION 16.05. APPLICABLE LAW. This Lease shall be governed by and construed pursuant to the laws of the State of Texas.
SECTION 16.06. COMMON FACILITIES; PARKING. Tenant shall have the non-exclusive right, in common with others, to the use of common entrances, lobbies, elevators, ramps, drives, stairs and similar access and serviceways and other common facilities in and adjacent to the Building, subject to such rules and regulations as may be adopted by the Landlord and Landlord’s right to alter such facilities. Landlord does not warrant to Tenant that it will build any buildings or facilities in the Complex except for those substantially completed at the time of signing this Lease.
SECTION 16.07. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
SECTION 16.08. BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the broker(s) named in Item 8 of the Basic Lease Provisions, and that it knows of no other real estate broker(s) or agent(s) who is (are) or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any liability or claim, whether meritorious or not, arising in respect

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to broker(s) not so named and who are claiming through Tenant.
SECTION 16.09. SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
SECTION 16.10. NAME. Tenant shall not, without the written consent of Landlord, use the name or logo of the Project or Complex for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and in no event shall Tenant acquire any rights in or to such names.
SECTION 16.11. EXAMINATION OF LEASE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.
SECTION 16.12. INTEREST ON TENANT’S OBLIGATIONS. Any amount due from Tenant to Landlord (other than interest) which is not paid when due, shall bear interest at the highest rate allowed by law from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default.
SECTION 16.13. TIME. Time is of the essence in this Lease and in each and all of the provisions hereof.
SECTION 16.14. DEFINED TERMS AND MARGINAL HEADINGS. The words “Landlord” and “Tenant” as used herein shall include the plural as well as singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
SECTION 16.15. CORPORATE AUTHORITY. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby personally covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in Texas, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation was authorized to do so.
SECTION 16.16. FORCE MAJEURE. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord.
SECTION 16.17. RECORDING. This lease shall not be recorded. However, Landlord shall have the right to record a short form or memorandum thereof, at Landlord’s expense, at any time during the term hereof, and Tenant agrees to join in the execution thereof if requested.
SECTION 16.18. RENT TAX. If applicable in the jurisdiction where the Premises are situated either now or in the future, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the Rent upon which such tax is based.

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SECTION 16.19. LANDLORD’S RIGHT TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole expense and without abatement of rent. If Tenant shall fail to observe and perform any covenant, condition, provision or agreement contained in this Lease or shall fail to perform any other act required to be performed by Tenant, Landlord may, upon notice to Tenant, without obligation, and without waiving or releasing Tenant from any default or obligations of Tenant, make any such payment or perform any such obligation on Tenant’s part to be performed. All sums so paid by Landlord and all costs incurred by Landlord, including attorneys’ fees, together with interest at the highest rate allowed by law but not in excess of the maximum rate that Landlord is permitted by law to charge, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.
SECTION 16.20. GIFT POLICY. Tenant acknowledges that the business practice of Landlord prohibits its employees from accepting trade discounts which are not available to all persons and from accepting gifts or gratuities arising out of business relationships. Therefore, Tenant agrees that it shall not offer gifts or gratuities to employees of Landlord or their family members other than nominal gifts given in the ordinary course of business which are not unlawful or immoral nor subject to adverse criticism, and Tenant agrees to comply with said policy.
SECTION 16.21. CONFIDENTIALITY. Landlord and Tenant acknowledge and agree that the terms of this Lease are confidential and constitute proprietary information of Landlord and Tenant. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Complex and impair Landlord’s relationship with other tenants of the Complex. Each of Landlord and Tenant agree that they, and their respective partners, offices, directors, employees and attorneys shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto. The foregoing shall not extend to disclosure by Landlord of the terms of this Lease to the holder of any Underlying Mortgage, or any portion thereof, or to any prospective purchaser of the Project or the Complex, or any interest therein, nor to disclosure by either party to the independent accountants who audit their respective financial statements or the parties’ other professional advisors on a “need to know” basis or as required by Law. It is understood and agreed that damages would be an inadequate remedy for the breach of this provision by any party hereto and each of the parties hereto shall have the right to specific performance of this provision and to injunctive relief to prevent its breach or continued breach.
SECTION 16.22. TELECOMMUNICATIONS.
A.	If Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment (e.g. switches, routers, hardware, and other such equipment) is not servicing the Building as of the date of Tenant’s execution of this Lease (‘Provider”), no such Provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In no event shall Provider be permitted to provide service to any occupant of the Building other than Tenant without the prior written consent of Landlord.

B.	It shall be deemed reasonable for Landlord to refuse to give its consent to Provider unless all of the following conditions are satisfied to Landlord’s satisfaction in a written agreement between Provider and Landlord or by any other means acceptable to Landlord in its reasonable judgment.
1.	Landlord shall incur no expense whatsoever with respect to any aspect of Provider’s

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provision of its services, including, without limitation, the costs of installation, materials, utilities (including the cost of any separate meters) and service;

2.	Prior to commencement of any work in or about the Building by Provider, Provider shall supply Landlord with such written indemnities, insurance verifications, financial statements, and such other items as Landlord reasonably deems to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of Provider;

3.	Prior to the commencement of any work in or about the Building by Provider, Provider shall agree to abide by the Rules and Regulations for the Property and such other requirements as are reasonably determined by Landlord to be necessary to protect the interest of the Building, the tenants in the Building and the Project, and Landlord, including, without limitation, providing security in such form and amount as determined by Landlord;

4.	Landlord reasonably determines that there is sufficient space in the Building for the placement of all of Provider’s equipment and materials;

5.	Provider is licensed and reputable; and

6.	Provider agrees to compensate Landlord for space used in the Building for the storage and maintenance of Provider’s equipment and for all costs that may be incurred by Landlord in arranging for access by Provider’s personnel, security for Provider’s equipment, and any other such costs as Landlord may expect to incur.
C.	Landlord’s consent under this section shall not be deemed to be a warranty or representation by Landlord, including, without limitation, any warranty as to the suitability, competence, or financial strength of Provider.

D.	Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole risk and expense of Tenant.

E.	Tenant agrees that to the extent service by Provider is interrupted, curtailed, or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

F.	Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected.

G.	Landlord reserves the right to control telecommunications access by any telecommunications service provider to the Building, including use of risers, rooftops, telephone equipment rooms and telephone switch equipment at Landlord’s sole discretion.

H.	The provisions of the Section may be enforced solely by Tenant and Landlord, and are not for the benefit of any other party; specifically, without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

I.	Tenant will provide access to telecommunications closets located within the Premises to Landlord’s engineers, agents, telecommunication experts, and other such personnel to facilitate the telecommunications access for other tenants in the Building upon reasonable notice to Tenant.

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SECTION 16.23. ENVIRONMENTAL INDEMNITY. Tenant shall indemnify Landlord from environmental claims pursuant to the terms of Exhibit “F” attached hereto.
SECTION 16.24. WAIVER OF SEPARATE TAX PROTEST. Tenant waives any right to file a separate tax protest for ad valorem taxes applicable to real property, but Tenant may file a tax protest for any ad valorem taxes applicable to Tenant’s personal property.
SECTION 16.25. ENTIRE AGREEMENT. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.
     IN WITNESS WHEREOF, the parties hereto have executed this Lease, consisting of the foregoing provisions and Articles 1 through 16, together with all Exhibits attached hereto and incorporated herein by this reference, as of the date first above written.

TENANT
Aerospace Insurance Managers, Inc

By:

LANDLORD:
Donnell Investments, L.L.C.
A Texas limited liability corporation

By:
Curtis R. Donnell
President

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EXHIBIT “A”
FLOOR PLAN

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EXHIBIT “A-1"
LEGAL DESCRIPTION

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EXHIBIT “B”
AREA DEFINITIONS
A. USABLE AREA.
     For all purposes of the Lease “Usable Area” shall mean:
1.	On a multi -tenant floor, the area encompassed by the centerline of the vision glass of all exterior building walls (or from the inside perimeter of the exterior walls if they are less than fifty percent (50%) glass as measured from the inside of the perimeter wall), the finished surface of the office side of the corridor and other permanent walls and the centerline of partitions that separate the Premises from adjoining Usable Areas. No deductions shall be made for columns and projections necessary to the Building.

2.	On a single-tenant floor, the area encompassed by the centerline of the vision glass of all exterior building walls (or from the inside perimeter of the exterior walls if they are less than fifty percent (50%) glass as measured from the inside of the perimeter wall), less vertical pipe and duct shafts, flues, public stairs controlled by Landlord and vertical shafts for public elevators. No deductions shall be made for the stairs, flues, pipe and duct shafts or elevators solely for the benefit of or installed by Tenant.
B. RENTABLE AREA.
     For all purposes of the Lease and the Agreement for Construction, “Rentable Area” shall mean:
1.	On a multi-tenant floor, the sum of:
a.	Usable Area as defined in Paragraph A. 1 above, and

b.	A prorated share of all “Floor Common Areas”, defined as those common areas, constructed for the benefit of Tenant and other tenants on the same floor as Tenant, which are located on and serve only the floor on which the Premises are located (including elevator lobbies, restrooms, corridors, electrical and mechanical rooms, and telephone and janitorial closets), and

c.	A prorated share of all “Building Common Areas”, as such areas are defined in Section C of this Exhibit “B”.
2.	On a single-tenant floor, the sum of:
a.	Usable Area as defined in paragraph A-2 above, and

b.	A prorated share of all Building Common Areas, as such areas are defined in Section C of this Exhibit “B”.
C. BUILDING COMMON AREAS.
For all purposes of the Lease “Building Common Areas” shall mean those areas, located on the same floor as the Premises or on other floors in the Building, which are constructed for the benefit of and serve tenants

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on all floors in the Building, and which are not otherwise included in the Rentable Area of the Premises or any other tenant’s premises pursuant to this Exhibit “B”. Such Building Common Areas include, but are not limited to, the Building lobbies and elevator lobbies, electrical, mechanical, maintenance, telephone and fire control rooms and enclosed freight areas.
D. AGREEMENT ON AREAS.
Rentable and Usable Areas shown in the Basic Lease Provisions have been calculated on the basis of the foregoing definitions and are hereby agreed to be the stated areas regardless of minor variations resulting from actual construction and completion of the Premises for occupancy, so long as such work is done in accordance with the terms and provisions in the Lease, the Agreement for Construction, and the Final Plans (as such term is defined in the Agreement for Construction).

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EXHIBIT “C”
ACCEPTANCE OF PREMISES MEMORANDUM
This Memorandum is made and entered into as of                    , 2005, by Donnell Investments, L.L.C. (the “Landlord”) and Aerospace Insurance Managers, Inc. (the “Tenant”) with respect to that certain Lease Agreement between Landlord and Tenant dated as of                     (the “Lease”).
Landlord and Tenant hereby agree that:
1.	Except for those items shown on the attached “punch list”, which Landlord will complete as soon as reasonably practicable, Landlord has fully completed the construction work required under the terms of the Lease and the Agreement for Construction attached thereto.

2.	The Premises are tenantable, the Landlord has no further obligation for construction (except as specified above), and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

3.	The Commencement Date of the Lease is hereby agreed to be the .

4.	The Expiration Date of the Lease is hereby agreed to be the

5.	Notwithstanding anything to the contrary expressed or implied herein, Tenant acknowledges that Landlord makes no warranties regarding the Premises except as specifically provided in the Lease and Tenant hereby expressly disclaims the implied warranty that the Premises are suitable for their intended commercial purpose. Tenant has had a full and fair opportunity to inspect the Premises and finds that the Premises suit Tenant’s purposes. Tenant has knowledge of the Premises and, with this knowledge, voluntarily disclaims the implied warranty of suitability.
All other terms and conditions of the Lease are hereby ratified and acknowledged to be unchanged.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date set forth in the first paragraph above.

TENANT:
Aerospace Insurance Managers, Inc.

By:

LANDLORD:
Donnell Investments, L.L.C.

By:

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EXHIBIT “D”
RULES AND REGULATIONS
     1. Except as otherwise provided in the Lease or any exhibits thereto, no sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building without the written consent of Landlord first had and obtained. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice, unless Landlord has given written consent, without notice to and at the expense of Tenant. Landlord shall not be liable in damages for such removal unless the written consent of Landlord has been obtained.
     All approved signs or lettering on doors and walls to the Premises shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person approved by Landlord in a manner and style acceptable to Landlord.
     Tenant shall not use any blinds, shades, awnings, or screens in connection with any window or door of the Premises unless approved in writing by Landlord. Tenant shall not use any window covering facing any exterior glass surface other than the standard window covering established by Landlord.
     2. Except as otherwise provided in the Lease or any exhibits thereto, Tenant shall not obtain for use upon the Premises, food, milk, soft drinks, bottled water, plant maintenance and all other services, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.
     3. The bulletin board or directory of the Building shall be provided exclusively for the display of the name and location of Tenants only and Landlord reserves the right to exclude any other names therefrom and otherwise limit the number of listings thereon.
     4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of Tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.
     5. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of offices, rooms and toilet rooms which shall have been furnished to Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, shall pay Landlord therefor. Tenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Premises without the written consent of Landlord.
     6. The toilet rooms, toilet, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant who, or whose employees or invitees, shall have caused it.

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     7. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster (other than for normal installation of pictures or plaques and Tenant agrees to take reasonable care in the event of such installation) or in any way deface the Premises or any part thereof.
     8. No furniture, packages, supplies, merchandise, freight or equipment of any kind shall be brought into the Building without the consent of Landlord. All moving of the same into or out of the Building shall be via the Building’s freight handling facilities, unless otherwise directed by Landlord, at such time and in such manner as Landlord shall prescribe. No hand trucks or vehicles (other than a wheelchair for an individual) shall be used in passenger elevators. Any hand trucks permitted in the Building must be equipped with soft rubber tires and side guards.
     9. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building.
     Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired by the expense of Tenant.
     10. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include shampooing of carpets or rugs or moving of furniture or other special services. Window cleaning shall be done only by Landlord.
     11. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in any manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals (other than as required for handicapped persons) or birds be brought in or kept in or about the Premises or the Building.
     12. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the manufacture or storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purpose.
     13. Tenant shall not use or keep in the Premises or the Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.
     14. No boring or cutting for wire or stringing of wires or cables will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premise shall be subject to the approval of Landlord.
     15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord. The expenses of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

Amended and Restated Office Lease Agreement	Page 36 of 41

     16. Landlord reserves the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the halls, corridors, elevators and stairways in the Building on Sundays and legal holidays and on other days between the hours of 7:00 p.m. and 7:00 a.m., and at such other times as Landlord may deem advisable for the adequate protection and safety of the Building, its tenants and property in the Building. Access to the Premises may be refused unless the person seeking access is known to the employee of the Building in charge, and has a pass or is otherwise properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission or exclusion from the Building of any person.
     17. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage.
     18. Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by Landlord or not properly identified and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the sole judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or other object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the Premises of such tenant.
     19. The requirements of Tenant shall be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from the Landlord.
     20. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system and shall not place bottles, machines, parcels or other articles in a location or in a manner which would interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.
     21. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street addresses of the Building of which the Premises are a part.
     22. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a location for offices, and upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.
     23. Canvassing, soliciting and peddling within the entire Project is prohibited unless specifically approved by Landlord and each Tenant shall cooperate to prevent such activity.
     24. Tenant shall not allow its employees, business invitees, or guests to possess handguns or other firearms, whether concealed or otherwise, on the Premises or in the Complex.

Amended and Restated Office Lease Agreement	Page 37 of 41

     25. All parking ramps and areas plus other public areas forming a part of the Project shall be under the sole and absolute control of Landlord with the exclusive right to regulate and control these areas. Tenant agrees to conform to the rules and regulations that may be established by Landlord for these areas from time to time.
     26. Corridor doors, when not in use, shall be kept closed.
     27. Tenant shall not use the Premises or the Building to sell any items or services without written approval of Landlord. The sale of services for stenography, typewriting, blueprinting, duplicating and similar businesses shall not be conducted from within the Premises or Building for the service or accommodation of occupants of the Building without the prior written consent of the Landlord. Tenant shall not conduct any action on the Premises nor store goods, wares or merchandise on the Premises, except for Tenant’s own personal or business use.
     28. Tenant shall comply with parking rules and regulations as may be posted and distributed from time to time.
     29. Landlord reserves the right to rescind any of these rules and regulations and to make such other further rules and regulations as in its judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

Amended and Restated Office Lease Agreement	Page 38 of 41

EXHIBIT “E”
HAZARDOUS SUBSTANCES
     Except general office supplies typically used in an office area in the ordinary course of business, such as copier toner, liquid paper, glue, ink, and cleaning solvents, for use in the manner for which they were designed, and in such amounts as may be normal for the office business operations conducted by Tenant in the Premises and in amounts which do not require a permit, neither Tenant nor its agents, employees, contractors, licensees, sublessees, assignees, or concessionaires shall use, handle, store, release or dispose of any Hazardous Substances in, on, under or about the Premises or the Building. Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of in the Building by Tenant, Tenant’s agents, employees or contractors. If any Hazardous Substances are used, stored, generated, or released or disposed of on or in the Premises or Building by Tenant or Tenant’s agents, employees or contractors in violation of applicable laws, or if the Premises or Building becomes contaminated in any manner by Tenant, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, fines, judgments, attorneys fees, penalties, costs, liabilities or losses arising during or after the Term of this Lease and arising as a result of such contamination, release or discharge. This indemnification includes any and all reasonable and necessary costs incurred because of any investigation of an environmental act of Tenant that requires any cleanup, remediation, removal or restoration mandated by federal, state or local agency or political subdivision.
     Tenant will notify Landlord immediately upon learning that any duty described in this Exhibit “F” of the Lease has been violated; that there has been a release, discharge or disposal of any Hazardous Substance on or about the Premises or the Building; or that the Premises are subject to any third party claim or action, or threat thereof, because of an environmental condition in or originating from the Premises or arising in connection with the operation of Tenant’s business. Upon written notice from Landlord to Tenant, Landlord will have the right to perform the removal and abatement of any Hazardous Substances from the Premises or the Building which arise out of Tenant’s violation of this exhibit to the Lease, and all costs of abatement or removal of such Hazardous Substances, including environmental consultant fees, will be the obligation of Tenant.
     As used herein “Hazardous Substances” means asbestos, any petroleum jelly, polychlorinated biphenyls (PCB’s) and any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Texas or the United States government, including, but not limited to, any material or substance defined as a “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substances”, “hazardous material” or “toxic pollutant” under Texas statutes and/or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

Amended and Restated Office Lease Agreement	Page 39 of 41

EXHIBIT “F”
PARKING FACILITIES

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EXHIBIT “G”
RENEWAL OPTION
Tenant is hereby granted the option (the “Renewal Option”) to renew this Lease as to all of the Premises then covered hereby for a period of five (5) years (the “Renewal Term”) commencing on the expiration of the Initial Term. If Tenant is considering exercising the Renewal Option, then Tenant shall notify Landlord of such interest by delivering written notice to Landlord on or before the date that is not less than nine (9) months prior to the expiration of the Initial Term (hereinafter referred to as the “Renewal Option Notice Date”). If Landlord receives a timely notice from Tenant to the effect that Tenant is considering exercising the Renewal Option, Landlord shall, on or before the date thirty (30) days following the receipt of said notice, deliver to Tenant a notice (“Landlord’s Renewal Notice”) of Landlord’s reasonable good faith estimate of the fair market value for such Renewal Term for the Premises that Tenant is considering renewing (the “Market Rate”). Tenant shall then have until the date six (6) months prior to the expiration of the Initial Term, but in no event less than thirty (30) days following Tenant’s receipt of Landlord’s Renewal Notice (the “Renewal Option Exercise Date”), in which to elect to exercise the Renewal Option by giving written notice thereof to Landlord. If Tenant fails to exercise the Renewal Option prior to the Renewal Option Exercise Date, all of Tenant’s rights with respect to such Renewal Option shall expire.
The renewal of this Lease shall be upon the same terms and conditions set forth in this Lease, except that (i) the Basic Rent for the Renewal Term shall be equal to the Market Rate as of the date such Renewal Option is exercised by Tenant; (ii) the Base Year for calculating Additional Rent, shall be the year following the year in which the applicable Renewal Term commences (e.g., Year 2007 for the Renewal Term); (iii) leasehold improvements located in the Premises shall be provided to Tenant in their then-existing, as is condition at the time the Renewal Term commences, without the obligation on the part of Landlord to furnish, install or modify any leasehold improvements or to provide an allowance or credit therefore.If Landlord and Tenant are unable to agree upon the Market Rate for the Renewal Option on or before the date thirty (30) days following Tenant’s receipt of Landlord’s Renewal Notice, Tenant may exercise the Renewal Option and submit the resolution of the determination of the Market Rate for such Renewal Term for determination by an independent MAI appraiser in the following manner. Tenant shall advise Landlord in writing of the name of an appraiser who has been a member of the appraisal institute for at lease five (5) years who has at least ten (10) years of experience of evaluating office building leases in the City of Dallas, Texas (the “Tenant’s Appraiser”), Landlord shall, within twenty (20) days after receipt of such notice from Tenant, appoint another appraiser who meets the same qualifications as Tenant’s Appraiser (“Landlord’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall together, within twenty (20) days of the appointment of the Landlord’s Appraiser, collectively determine the Market Rate which shall become final and binding upon Landlord and Tenant concerning the Basic Rent during the Renewal Term. Landlord shall bear all costs and expenses incurred by Landlord’s Appraiser and Tenant shall bear all costs and expenses incurred by Tenant’s Appraiser in connection with such appraisers determining the Market Rate upon the exercise of each respective Renewal Option.
Notwithstanding anything to the contrary contained in this Exhibit “H”, Tenant shall not be permitted to exercise the Renewal Option if, at the time of such exercise, there exists and is continuing an event of default by Tenant under Article 13 of this Lease.

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